Exhibit 1.1

BYLAWS OF ECOPETROL S.A.

CHAPTER I: LEGAL NATURE, CORPORATE NAME, INCORPORATION, DOMICILE AND DURATION

ARTICLE ONE. LEGAL NATURE – CORPORATE NAME.- ECOPETROL S.A. is a corporation, of commercial nature, comprised of public and private shareholders, that carries out its corporate purpose in a competitive manner with private entities. Hereinafter and for the purposes of this document, it will be referred to as “Ecopetrol” or the “Company”.

As established by law, Ecopetrol is a mixed-economy company, from the national order, and assigned to the Ministry of Mines and Energy. All legal acts, agreements and actions required to carry out its corporate purpose are governed exclusively by the rules of private law, regardless of the percentage of the state shareholding in the Company's capital stock.

ARTICLE TWO. DOMICILE.- The main domicile of Ecopetrol is the city of Bogotá D.C. the Company may open subsidiaries, branch offices and agencies throughout the country and abroad.

ARTICLE THREE. DURATION.- The duration of the Company is one hundred (100) years as of its establishment.

CHAPTER II: CORPORATE PURPOSE

ARTICLE FOUR. CORPORATE PURPOSE.- The corporate purpose of Ecopetrol is to carry out, in Colombia or abroad, commercial and industrial activities related to the exploration, operation, refining, transportation, storage, distribution and marketing of hydrocarbons and their byproducts.

Additionally, the following activities are part of the corporate purpose of Ecopetrol:

1)	Administration and management of all assets that were returned to the Government after the termination of the former De Mares Concession. Additionally, over such assets, Ecopetrol shall have, all the powers provided by Law.

2)	Exploration and operation of hydrocarbons in oil areas or fields that, prior to January 1, 2004: a) were linked to executed agreements or, b) were being directly operated by Ecopetrol.

3)	Exploration and operation of oil areas or fields assigned to Ecopetrol by the National Hydrocarbons Agency - ANH, or the entity acting as such.

4)	Exploration and operation of hydrocarbons abroad, directly or through agreements entered into with third parties.

5)	Export and import of hydrocarbons, its derivatives and their byproducts.

6)	Production, processing, blending, transportation, storage, distribution and/or marketing (purchase and sale), and industrialization of hydrocarbons, their byproducts, and products owned by Ecopetrol or by third parties, domestic or imported.

7)	Refining, processing, and any other type of industrial process or petrochemical of the hydrocarbons, its derivatives, similar products, in the grounds of the Company or of third parties.

8)	Transportation and storage of hydrocarbons, their byproducts and similar, through transportation or storage systems.

9)	Export and import of fuels and oxygenating components of vegetable origin.

10)	Construction, operation and maintenance of ports infrastructure for the export and import of hydrocarbons, and their byproducts or oxygenating components.

11)	Develop all of the activities required within the electric energy process, in order to generate energy that satisfies the Company’s own needs in all its business segments and, furthermore, sell its surplus and buy in case of shortages as a main source or as backup for its operations.

12)	Design, construct, operate, and maintain port infrastructure for the export and import of hydrocarbons, its derivatives, products or oxygenates.

13)	Construct, operate, administer, maintain, dispose and manage all infrastructure, facilities and property that is required to achieve the Company’s corporate purpose.

14)	Establish and be part of all types of companies, including sole proprietorships, as well as open branches and agencies that are necessary for the proper implementation of its corporate purpose. The participation permitted by this clause may include involvement in companies whose activity differs from the one of the Company, provided that, in the opinion of the Board of Directors, this is appropriate for the implementation of the corporate purpose.

15)	Concluding all kinds of credit and financing operations with financial entities or insurers.

16)	Guarantee third-party obligations within the scope of its business and within the framework of its corporate purpose, with the prior authorization of its Board of Directors.

17)	Securitizing assets and investments.

18)	Placing their surplus cash and reserves in the capital market, temporarily or permanently, and subscribing bonds, acquiring securities, shares, interests, rights, making deposits or performing any type of investment and treasury operation with authorized financial entities.

19)	Obtain and exploit industrial property rights on trademarks, drawings, insignia, patents for new technologies and products, results from research, and creations by the Company's competent units, as well as any other intangible property.

20)	Training personnel in all specialties required for the proper implementation of the corporate purpose.

21)	Participate in research, scientific or technological activities related to its corporate purpose, or to activities that are supplementary, related or useful thereto, as well as taking advantage of them and applying them technically and economically.

22)	Participate in the financing, structuring and implementation of social programs for the community, especially with the communities that are located in places where the Company has influence.

23)	Carry out the above activities and any other investments, legal acts or related activities which are supplementary or useful for the implementation of its corporate purpose and activities in relation to hydrocarbons, their byproducts, refined products, similar, or products that are able to substitute those mentioned.

24)	Participating in the advancement of social programs for the community, especially with the community that is in places where the Company has influence.

25)	All other duties assigned by Law.

PARAGRAPH: Ecopetrol must accomplish its corporate purpose in a competitive manner, meeting criteria of economic and financial profitability in consideration of the market circumstances and the risks inherent to the industry, while also attending to the needs of the corporate group in which Ecopetrol is the parent company.

CHAPTER III:

CAPITAL, SHARES AND SHAREHOLDERS RIGHTS

ARTICLE FIVE. COMPANY CAPITAL.- The Company has an authorized share capital of thirty-six trillion five hundred forty thousand billion pesos legal tender ($36,540,000,000,000.00), divided into sixty billion (60,000,000,000) ordinary shares with a par value of six hundred nine pesos ($609) each, represented in accordance with the provisions of these Bylaws.

ARTICLE SIX. SHARE ISSUANCE.- Ecopetrol may issue shares within the authorized capital limit, in accordance with the limitations established by Law.

ARTICLE SEVEN. SHAREHOLDER REGISTER.- The Company will keep a Stock Ledger that has been registered beforehand with the Chamber of Commerce of the main corporate domicile and this register will contain the names of the shareholders, the number of shares corresponding to each of them, the security or securities with their respective numbers and registration dates, the sales and transfers, pledges, usufructs, and judicial attachments and claims, as well as any other act subject to registration pursuant to the law. In the event that the shares are dematerialized, they will be represented by a macro security, which will be held in safekeeping and managed in the central securities depository, which will make annotations regarding the subscribers thereof and will keep the Stock Ledger. Shareholders may request a certificate through their direct depositor, which legitimizes them to exercise the rights inherent to their status.

The Company recognizes the person that appears registered in the Stock Ledger as the owner of shares, and only for the number of securities and under the conditions that are registered therein.

ARTICLE EIGHT. SECURITIES OR CERTIFICATES.- The shares of the Company may circulate in physical or dematerialized form.

a)	Shares that circulate physically or in materialized form, will be represented by securities bearing the handwritten signature of the President and of the Secretary of the Company or whomever acts as such, and will be issued in a numeric and continuous series and must comply with all requirements pursuant to Article 401 of the Commerce Code, or the regulations that amend, replace or add to it.

Until the total amount per share has been paid in its entirety, only provisional securities will be issued to the subscribers. All provisional securities will be exchanged for permanent securities when the shares represented by them are fully paid. The securities may be issued for groups or lots of shares, or for each specific share.

The shareholders will be responsible for any taxes or fees imposed on the issuance of shares that circulate physically or in materialized form, as well as for those generated by transfers, transmission or changes regarding their ownership.

b)	Certificates relating to the shares that are placed, transferred or taxed and that circulate in a dematerialized manner will be safeguarded and managed by a specialized entity or a Centralized Securities Depository with experience in this type of activity. The holders may request a certificate that guarantees the exercise of the rights inherent to the status of shareholder. The entity responsible for management will make the corresponding annotations regarding the subscribers of the shares and will keep the Shareholder Register. The content and characteristics of the certificates will be subject to the relevant legal requirements. Until the value of the shares has been fully paid, the Company may only issue provisional certificates.

The circulation, charges and other matters and operations related to the dematerialized shares will be governed by what is established in the laws applicable to dematerialized securities.

ARTICLE NINE. SHAREHOLDER DEFAULT.- When a shareholder fails to pay an installment on a due date for the shares it has subscribed, it cannot exercise the rights inherent to such shares. The Company, at the discretion of the Board of Directors, will proceed with the judicial collection or sell (at the expense of the defaulter and through a broker) the shares they have subscribed, or to allocate the amount received to the release of the number of shares corresponding to the installments paid, after deduction of twenty percent (20%) of such sums as compensation for the damage that will be presumed caused.

ARTICLE TEN. SHAREHOLDER RIGHTS.- All ordinary shares confer to the shareholder an equal right to the corporate assets and to the profits that are distributed, and each of them has the right to one vote in the deliberations of the General Shareholders Assembly, within the legal limitations.

The shareholders of the Company, in addition to what is established by law, will enjoy the following rights and guarantees:

1)	Participate in the deliberations of the General Shareholders Assembly and exercise their voting rights to make the decisions that correspond to the General Shareholders Assembly, including the appointment of bodies and individuals whom, in accordance with the law and these Bylaws, must be appointed by the shareholders and, if necessary, have effective mechanisms for representation in said Meetings.

2)	Receive, as a dividend, a percentage of the profits of the Company in pro rata to the shares that the shareholder holds in the Company. Ecopetrol allocates the profits in accordance with the provisions set forth by law and these Bylaws.

3)	Have access to the Company's public information in a timely and comprehensive manner, and freely inspect the books and other documents referred to in Articles 446 and 447 of the Commercial Code or the laws that modify, replace or add something to them, within fifteen (15) business days prior to the meeting of the General Shareholders Assembly in which the end-of-year financial statements are considered.

4)	Receive by pro rata, part of the corporate assets at the time of liquidation, if applicable and, once the Company's external liabilities have been paid, in proportion to the shares they hold therein.

5)	Be represented by a third party, as established by a written document in which they express the name of the party that will represent them and the scope of the mandate. The powers of representation for purposes of the General Shareholders Assembly must be subject to the provisions of Article 184 of the Commercial Code, or the regulations that amend, replace or add to it.

6)	Transfer or dispose their shares, as established by law and these Bylaws.

7)	Provide recommendations on corporate governance to the Company, through written requests presented to the Shareholder and Investor Attention Office.

8)	Request, with other shareholders, that a special Shareholders Assembly be held, in accordance with the provisions of Article 17 of these Bylaws.

9)	Request authorization from the Shareholder and Investor Service Office to commission specialized audits, at their expense and under their responsibility, provided that such audit does not hinder the day-to-day operations of the Company, under the following terms:

a)	Specialized audits may be carried out at any time and on the documents authorized by Article 447 of the Commercial Code, upon request of a plural number of shareholders representing at least five percent (5%) of the Company's subscribed shares.

b)	Specialized audits may not cover documents that are confidential in nature, in accordance with the law, in particular Article 15 of the Constitution and Article 61 of the Commercial Code, as well as Letter g) of Article 4, Law 964 of 2005 and the regulations that govern, amend, replace or add to these.

c)	Scientific, technical, economic, and statistic information shall not be subject to specialized audits either, in accordance with the applicable legislation. This shall also be the case for technical and scientific information regarding prospects for reservoirs, obtained directly by the Company or its partners, as well as the information derived from contracts that represent competitive advantages; this type of information will enjoy the commercial confidentiality set out by Colombian commercial law. In any case, specialized audits must deal with specific matters and cannot be conducted on industrial secrets or on matters whose confidentiality is protected by the legislation on intellectual property rights.

d)	In no case, the specialized audits may imply impairment to managers’ autonomy, in accordance with legal and bylaw powers.

e)	The working documents of the special auditor will subject to reserve and must be conserved for a time no less than five (5) years, as of the date of elaboration.

f)	The request to carry out specialized audits will be submitted in writing to the Shareholder and Investor Attention Service Office, stating the reasons why they are to be carried out, the facts and operations to be audited, and the duration. The persons hired to perform the specialized audits must be qualified professionals, recognized as such in accordance with the law, and they shall comply with the requirements set out by the law and these Bylaws for being a Statutory Auditor of the Company. The external auditor will be chosen in accordance with procedures that ensure their objective selection and independence.

g)	The Shareholder and Investor Attention Service Office must process the request in question in an expeditious and efficient manner, facilitating the activities of the auditor, in coordination with the Company's units that must cooperate in order for the audit to be possible.

h)	The results of the specialized audit will first be reported to the President of the Company, who has thirty (30) business days to comment. These results and the comments from the President will be shared with the Board of Directors and with the appropriate control and oversight administrative entities. In the event there is a breach of law, matters will be transferred to the competent authorities.

10)	Submit proposals related to the proper progress of the Company to the Board of Directors, with other shareholders, provided that they represent at least five percent (5%) of the subscribed shares. The proposals must indicate the address and name of the person to whom the response to the request will be sent, and with whom the Board will act, if deemed necessary. In any case, the topics of such proposals may not be related to industrial secrets or information that is strategic to the Company's development. These requests must be submitted in writing to the Shareholder and Investor Service Office or the department that acts as such. In turn, this Office must submit them to the Board or to the relevant institutional committee for its examination and potential approval by the Board of Directors. In order to give answer to these requests, the Board of Directors must abstain from supplying information that is confidential or place Ecopetrol's business at risk, or affects the rights of third parties or that, if disclosed, may be used to the detriment of the Company.

11)	When they deem that a rule of the Corporate Governance Code has been ignored or breached, they may contact the Company's Board of Directors in writing, stating the reasons and facts on which they base their claim, indicating their name, citizenship card number, address, telephone number and city, in order to guarantee that it will be possible to answer their request. The Secretary General, or the person acting as such, will send the above request to the Board of Directors. The Board will evaluate the request, give the response they consider, and take the necessary measures so that the relevant provisions are not breached. The Board of Directors may exercise this duty by appointing a committee to review such request.

12)	Shareholders may exercise their exit rights in accordance with the terms and conditions established by law, and if such is the case, avail themselves with the conditions that the Nation will establish in the Declaration of the Majority Shareholder.

13)	All rights granted by the law and these Bylaws.

PARAGRAPH ONE: FAIR TREATMENT TO SHAREHOLDERS AND INVESTORS.- In order to guarantee the full exercise of Shareholders rights and obligations that the Company has towards its investors and shareholders, the Company will give them equal treatment regarding requests, claims, and information, regardless of the value of their investment or the number of shares that they represent.

All shareholders of the Company will be treated fairly, considering that each shareholder has the same rights according to the number and class of shares held.

PARAGRAPH TWO: DISPUTE SETTLEMENT MECHANISMS.- Any disputes between the Company and its shareholders will be resolved by means of a direct settlement, which will start with the reception of the notification of disagreement. If no agreement is reached within sixty (60) business days, the parties can choose to resolve the disagreement either through the ordinary jurisdiction or through the Superintendence of Companies.

ARTICLE ELEVEN. INDIVISIBILITY OF THE SHARES.- Shares will belong individually to the shareholders, as a result, when by any legal disposition or by agreement, one or more shares belong to a plural number of individuals, the Company will registry of the shares in favor of all joint owners, who must designate a common representative that will exercise the rights that correspond to them as Shareholders of the Company.

The appointment of this representative will be made in accordance with the provisions of Article 378 of the Commercial Code or the standard that amends or replaces it.

ARTICLE TWELVE. REPRESENTATION AND VOTE UNITY. - Each shareholder, whether an individual or legal entity, may only appoint a single representative to act before the General Shareholders Assembly, regardless of the number of shares held by it.

The representative or agent of a shareholder may not split the vote of their principal, which means that they are not allowed to vote with one or several shares held by the represented party in a certain sense or for certain individuals, and use other share(s) to vote differently or for other individuals. However, this individuality of the vote does not prevent a representative of several shareholders from voting in each case following the separate instructions issued by each shareholder, or each represented group or principal.

CHAPTER IV:

DIRECTION AND MANAGEMENT

ARTICLE THIRTEEN. CORPORATE BODIES.- The direction, management and representation of the Company will be the responsibility of the following main bodies:

a)	General Shareholders Assembly.

b)	Board of Directors, and

c)	President.

PARAGRAPH: The Company will have a Secretary of the General Shareholders Assembly and a Secretary of the Board of Directors.

The Secretary, or whoever replaces him in his absolute or temporary absences, will be responsible for keeping the minute books and attesting before third parties regarding what is contained therein. This will be in addition to the duties set out in these Bylaws, the Regulations of the Company, and those assigned by the General Shareholders Assembly, the Board of Directors and the President.

The Secretary, or whoever replaces him in his absolute or temporary absences, will take special care to maintain the confidentiality that corresponds to the Company's books and documents according to the Law and commercial practices.

CHAPTER V:

GENERAL SHAREHOLDERS ASSEMBLY

ARTICLE FOURTEEN. COMPOSITION OF THE GENERAL SHAREHOLDERS ASSEMBLY.- The General Shareholders Assembly is comprised by the representatives of the shares with the necessary quorum, and under the terms prescribed in these Bylaws and in the law.

ARTICLE FIFTEEN. DUTIES OF THE GENERAL SHAREHOLDERS ASSEMBLY.- The General Shareholders Assembly will exercise the following duties, both in ordinary meetings and in special meetings:

a)	Appoint the person who will be the chair of the meeting.

b)	Examine, approve or reject the end-of-year financial statements and the accounts that the Managers must submit.

c)	Appoint and remove the members of the Board of Directors.

d)	Appoint and remove the Statutory Auditor, and set their fees.

e)	In accordance with the law, order the distribution of profits resulting from the financial statements, determining the amount of profits to be distributed, and the term and the methods for payment of the dividends. The General Shareholders Assembly may determine that the amounts available at any time for dividend distribution be fully or partially capitalized, and that their value be distributed in Company shares among the shareholders, pro rata with those held at the time of capitalization.

f)	Define how the way to cancel loses if there were any to offset losses, if any.

g)	Authorize the issuance and placement of shares in reserve, provided that this is done without being subject to the right of preference, likewise with the issuance of convertible bonds.

h)	Authorize any issuance of preferred or dividend right shares and order the reduction or elimination of preferences.

i)	Determine the reserves that must be established, in addition to statutory reserves.

j)	Order the repurchase of own shares and their subsequent sale.

k)	Adopt all measures required for compliance with these Bylaws or required in the interests of the Company.

l)	Study and approve the amendments to the Bylaws, in accordance with the rules that govern the matter.

m)	Approve the valuation of the contributions in goods received by the Company in payment for the subscription of shares, after the date of their issuance.

n)	Consider and approve, as appropriate, the reports from the managers and/or the legal representative regarding the state of company business, as well as the report from the statutory auditor, if applicable.

o)	Approve all mergers, spin-offs or transformations.

p)	Approve authorized capital increases.

q)	Issue its own regulations.

r)	All others assigned by law or these Bylaws.

PARAGRAPH: The Nation undertakes, in accordance with its shareholding, that the disposal of assets of which its amount is equal to or greater than 15% of the market capitalization of Ecopetrol, will be discussed and decided within the General Shareholders Assembly, and the Nation may only vote in a favorable way if the vote of the minority shareholders is equal to or greater than 2% of the shares subscribed by shareholders other than the Nation.

Notwithstanding the foregoing, if the established majority referred to in this paragraph is not achieved, the Nation may request that a new Shareholders Assembly be held under the terms established in these Bylaws, and at said meeting such decisions may be taken with the majority provided in the Law or in these Bylaws.

ARTICLE SIXTEEN. ORDINARY MEETINGS.- The ordinary meetings of the General Shareholders Assembly will be held at the registered office of the company’s domicile within the first three months of each year, on the date and at the time indicated in the notice. The notice will be issued by the President thirty (30) calendar days prior to the scheduled date for the meeting, by publishing the notice on the Company's website www.ecopetrol.com.co, or whichever site takes its place, as well as in a newspaper that is widely circulated nationwide.

In the ordinary meetings, the General Shareholders Assembly must deal with the following issues, in addition to those assigned by Law:

a)	Examine the position of the Company.

b)	Appoint the managers and other employees to be appointed by it.

c)	Determine the economic guidelines of the Company.

d)	Analyze the accounts and financial statements for the last fiscal year.

e)	Decide on the disposal and distribution of profits.

f)	Approve all measures aimed at ensuring compliance with the corporate purpose.

PARAGRAPH ONE: Additionally, Ecopetrol will implement the following corporate governance best practices: (i) on the Sunday prior to the date of the ordinary meeting of the Shareholders Assembly, it will issue a reminder, by means of a notice published in a newspaper that is widely circulated nationwide, and on the website www.ecopetrol.com.co, or whichever site takes its place, regarding the date, time and place of the meeting, (ii) and at least three (3) calendar days prior to the date of the ordinary meeting it will use the website www.ecopetrol.com.co, or whichever site takes its place, to publish the agenda for the meeting of the Shareholders Assembly and the proposals from management.

PARAGRAPH TWO: If it is not duly summoned, the General Shareholders Assembly will be legally entitled to hold such meeting on the first business day of the month of April, at 10:00 a.m. at the offices of the main domicile where the Company's management operates.

ARTICLE SEVENTEEN. EXTRAORDINARY MEETINGS.- The General Shareholders Assembly may be called to extraordinary meetings when required on account of unforeseen or urgent needs of the Company, following notice from the President, the Board of Directors or the Statutory Auditor, such notice must include the agenda, date, time and place where it will take place.

Likewise, an extraordinary meeting maybe called by order or directly summoned by the Superintendent, or whomever has its duties, when so requested by a plural number of shareholders representing at least five percent (5%) of the total subscribed shares.

Calls to extraordinary meetings will be made by the President with fifteen (15) calendar days in advance of the date set for holding the meeting by means of a publication on the Company´s website of the announcement of the meeting, www.ecopetrol.com.co or whichever website functions in its places, as well as on a newspaper of wide and national circulation.

The notice will indicate the matters on the Agenda to be considered by the General Shareholders Assembly in its extraordinary meeting.

PARAGRAPH: Additionally, Ecopetrol will implement the following corporate governance best practices: (i) on the Sunday prior to the date of the extraordinary meeting of the General Shareholders Assembly, it will issue a reminder, by means of a notice published in a newspaper of wide and national circulation, and on the website www.ecopetrol.com.co, or whichever site takes its place, regarding the agenda, date, time and place of the meeting, and (ii) at least three (3) calendar days prior to the date of the special meeting, it will use the website www.ecopetrol.com.co, or whichever site takes its place, to publish the agenda for the General Shareholders Assembly and the proposals from the management.

The Nation agrees to use its vote to support initiatives that are made in order to include additional issues to those mentioned in the agenda for the extraordinary meetings of the General Shareholders Assembly, provided that such initiatives are submitted by one or more shareholders representing at least two percent (2%) of the subscribed shares.

ARTICLE EIGHTEEN. UNIVERSAL MEETING.- Notwithstanding the provisions of these Bylaws regarding the convening to ordinary and extraordinary meetings, the General Shareholders Assembly may meet, without prior notice, at any place, if there is a will to do so, when the totality of the subscribed shares is represented. It may deal with any matter, unless the law establishes otherwise.

ARTICLE NINETEEN. QUORUM.- The General Shareholders Assembly shall deliberate with a plural number of shareholders that represent, at least half plus one of the subscribed shares. Decisions will always be taken by the majority of votes present, unless the law establishes special majorities.

PARAGRAPH: If the General Shareholders Assembly is summoned to a meeting and it is not held due to a lack of quorum, a new meeting will be summoned and it will meet and decide validly with one or several shareholders, regardless of the number of shares represented. The new meeting must be held no sooner than ten (10) business days and no later than thirty (30) business days counted from the date set for the initial meeting. When the Shareholders Assembly gathers in an ordinary session in its own right on the first business day of the month of April, it may also validly deliberate and make decisions under the terms of this article.

CHAPTER VI:

BOARD OF DIRECTORS

ARTICLE TWENTY. BOARD OF DIRECTORS. - The Board of Directors of the Company will have nine (9) principal members with no alternates, who will be elected by the General Shareholders Assembly using the electoral quotient system, for periods of two (2) years, being possible that such members be re-elected for an indefinite period. The elected persons may not be replaced in partial elections without proceeding to a new election using the electoral quotient system, unless the vacancies are decided unanimously.

The appointment to the Board of Directors of the Company, may be carried out in personal capacity or as the holder of a specific public office. If there is no new elections of Board members it will be understood that the appointment has been extended until a new appointment is made. The Board of Directors will be subject to the inabilities and incompatibilities that the law may establish.

PARAGRAPH ONE: INDEPENDENT MEMBERS OF THE BOARD OF DIRECTORS.- The majority of the members of the Board of Directors shall be independent. The election of the independent members of the Board of Directors will be performed in accordance with the criteria provided in Paragraph Two of the Article 44 of Law 964 of 2005 and in accordance with the procedure established in Decree 3923 of 2006, or any provision that governs, amends, replaces or adds to these.

The members of the Board of Directors who are elected as independent, will commit in writing, upon accepting the position, to maintain their standing as independent members during the performance of their duties. If, for any reason, they lose such condition, they must resign from the position and the President of Ecopetrol will be able to call an extraordinary meeting of the General Shareholders Assembly, so that they can be replaced.

PARAGRAPH TWO: The Nation agrees that, in the meetings of the General Shareholders Assembly in which the members of the Board of Directors will be elected, the list of candidates that The Nation presents will include (for lines eight and nine) individuals proposed by the Hydrocarbon-Producing Departments in which Ecopetrol operates, and individuals proposed by the minority shareholders, as follows:

a)	In applying the provisions of paragraph one, Article 5, Law 1118 of 2006, regarding line eight, the Nation's list of candidates for members of the Board of Directors shall include a person nominated by the Governors of the Hydrocarbon-Producing Departments operated by Ecopetrol. The name of the respective candidate must be chosen by the Governors of said Departments by simple majority, through a prior vote. The result of this must be sent to the Ministry of Finance and Public Credit no later than ten (10) days prior to when the respective meeting will be held. In the event that, for any reason, the name of the candidate is not submitted within the established timeframe, the Nation's list of candidates for members of the Board of Directors shall include one of the persons that has been designated by the Governors, who, in any case, must meet the requirements established in this paragraph.

Hydrocarbon-Producing Departments operated by Ecopetrol shall be understood according to Law 1530 of 2012, article 4, paragraph 1 or any law that additions, modify or replace this law.

b)	In line nine, the Nation's list of candidates for members of the Board of Directors shall include a person designated by the ten (10) minority shareholders with the largest shareholding. The name of the respective candidate must be chosen by simple majority, through a prior vote. The result of this must be sent to the Ministry of Finance and Public Credit no later than ten (10) days prior to when the respective meeting will be held. If such minority shareholders fail to reach an agreement, the Nation's list will include the person designated by the five (5) minority shareholders with the largest shareholding. If such shareholders do not reach an agreement prior to the date of the meeting in which the respective election is to be carried out, the Nation will be able to propose a candidate who must, in any case, meet the requirements established in this paragraph.

For the purpose of sections a) and b) of this paragraph, it shall be understood that the Nation's commitment to vote for candidates proposed by the minority shareholders of Ecopetrol and the Hydrocarbon-Producing Departments operated by Ecopetrol, shall be subject to the condition that each proposed candidate meets the following conditions:

(i)	That the profiles conform to those defined for members of the Board of Directors of Ecopetrol, in accordance with the provisions set forth in these Bylaws.

(ii)	The members comply with the requirements of an independent member, at least, in accordance with the definition of independence established in the paragraph of Article 44, Law 964 of 2005 or any provision that governs or amends it.

(iii)	The Nation's agreement established in section b) of this article, shall no longer be valid at the moment in which the minority shareholders can, in accordance with their shareholding, appoint a member of the Board of Directors of Ecopetrol in their own right. The foregoing is without prejudice to the validity of the Declaration of the Nation, in its capacity as majority shareholder of Ecopetrol, signed on February 16, 2018.

PARAGRAPH THREE: The fees for members of the Board of Directors will be set by the General Shareholders Assembly and paid by the Company for attendance at the meetings of the Board of Directors and the Committees. This compensation shall be set in accordance with the nature of the Company, the responsibility inherent to the position and market guidelines. This information will be disclosed on the website www.ecopetrol.com.co, or whichever site takes its place.

PARAGRAPH FOUR: The members of the Board of Directors will be evaluated in accordance with the mechanism defined by the Board itself.

At each ordinary meeting, the Board of Directors shall provide the General Shareholders Assembly with a report on the operation of the Board of Directors, which shall take into account the attendance at the meetings of the Board and its Committees, performance and participation therein, and the results of the Board's assessment. The results of the assessments for the Board of Directors will be published on the Company's website www.ecopetrol.com.co, or whichever site takes its place.

PARAGRAPH FIVE: The rules on the appointment and functions of the Chairman of the Board of Directors and the Secretary are contemplated in the Internal Regulations of the Board of Directors that is published on the website of The Company www.ecopetrol.com.co.

ARTICLE TWENTY-ONE. PROFILES OF THE MEMBERS OF THE BOARD OF DIRECTORS.- The members of the Board of Directors will be committed to the Company's corporate vision and must at least meet the following requirements: (i) have knowledge and experience in the activities inherent to the Company's corporate purpose and/or have knowledge and experience in the field of industrial and/or commercial, financial, stock market, administrative, legal or related science activities, have more than 15 years of professional experience; (iii) enjoy a good reputation and be recognized for their professional competence and integrity, and (iv) not belonging simultaneously to more than five (5) boards of directors of corporations (Sociedades Anónimas), including Ecopetrol’s Board.

The profiles of the members of the Board of Directors will be reviewed and updated by the Board of Directors or the institutional committee that the Board decides.

ARTICLE TWENTY-TWO. MEETINGS.- The Board of Directors will hold ordinary meetings at least eight (8) times a year at the offices of the Company or at the place indicated by it, on the date and time that it establishes and, in a special capacity, when summoned by itself, the President of Ecopetrol or its Board of Directors, the Statutory Auditor or two (2) of its members.

The summon to meetings, both ordinary and extraordinary, will be made by means of a communication sent to each of the members, at least five (5) calendar days in advance. Such communication may be sent through any suitable means, such as fax or email.

The deliberations of the Board of Directors may be suspended and then resumed as many times as decided by the majority of the members present at the meeting.

The Board of Directors shall elect its Chairperson and Vice Chair from its members, and their role will be to chair and direct the ordinary and extraordinary meetings of the Board of Directors and they shall be elected for periods of two (2) years. At the sessions in which both the Chairperson and Vice Chair are absent, the attendees may appoint the person who will chair the respective meeting from among their members.

The Secretary General, or their delegate, will act as secretary of the Board of Directors. In meetings where they are absent, attendees may appoint (from among its members) the person who will assume the duties of the Board's Secretary.

PARAGRAPH ONE: QUORUM.- The Board of Directors shall deliberate with a number equal to or greater than five of its members. Decisions shall be made through a majority of the votes from the members present.

PARAGRAPH TWO: UNIVERSAL MEETINGS OF THE BOARD OF DIRECTORS.-The Board of Directors may meet validly at any date, time and place, without prior notice, when:

(i)	All members of the Board of Directors are present.

(ii)	They decide to declare the session as convened.

During the universal meetings, the Board of Directors may deal with any type of matter that relates to its duties, unless the law establishes otherwise.

ARTICLE TWENTY-THREE. DUTIES.- The Board of Directors as the body that provides guidance and, will have the following duties:

1)	Appoint, evaluate and remove the President of Ecopetrol; set its compensation in accordance with the responsibility of the position and market guidelines.

2)	Issue its own regulations.

3)	Authorize in advance, the following decisions or activities, and all others that require its authorization in accordance with these Bylaws:

a)	The incorporation, capital contribution or liquidation of all kind of companies, including sole proprietorships, direct subsidiaries and indirect subsidiaries, as well as the opening and closing of branches and agencies, both in Colombia and abroad, when it deems appropriate.

b)	Participation with individuals or legal entities, national or foreign, governed by public or private law, in Colombia or abroad in the establishment of companies, partnerships, corporations and foundations that have an equal, similar, related or supplementary purpose, or a purpose that is necessary or useful to the implementation of the corporate purpose of Ecopetrol.

c)	The acquisition of interests and rights in previously incorporated companies that have the same, similar, connected or complimentary purpose, and such acquisition is required because it is useful and it is appropriate for the proper development of the corporate purpose of Ecopetrol. This, in addition to participating in partnerships, corporations or non-profit organizations that have been previously incorporated, or withdrawing from them.

d)	The disposal of shares, interests, contractual positions and rights in companies in which it has an interest, under the terms of the legal provisions governing the sale of shares in state entities.

e)	The execution and early termination of deals for the acquisition, sale or assignment of exploration and/or production rights relating to hydrocarbons.

f)	The amendment of the exploration and production agreements executed before January 1, 2004 (Partnership Contracts).

g)	Encumber, dispose of or limit the right of ownership over assets owned by Ecopetrol, other than hydrocarbons, their byproducts, and refined or petrochemical products.

4)	Examine and approve the annual reports that the President must submit on the work carried out by the Company.

5)	Establish the size of personnel plant, the compensation policy, and approve the top-level organizational structure. For purposes of these Bylaws, those forming part of the first level dependencies shall be construed as those who, as part of their duties, report directly to the President.

6)	Appoint and remove the employees who lead the first level areas of the Company, being able to assign these functions to the President of the Company.

7)	Implement the decisions adopted by the General Shareholders Assembly related to the repurchase of shares of the Company.

8)	Intervene in all activities that, in its judgment, have the purpose to improve the development of the Company's activities. To this end, it may request regular reports from the first level workers of the Company, including reports on corporate business strategies and risks faced by the Company and, if deemed necessary, it may make these known to the shareholders through the Shareholder and Investor Service Office, and design strategies to deal with such risks in a timely manner.

9)	Present to the General Shareholders Assembly with the accounts, financial statements and inventories relating to the Company, propose the approval of reserve funds that are additional to statutory funds, and propose the distribution of dividends.

10)	Examine, when it deems necessary, the documents and books of the Company, and present to the General Shareholders Assembly a detailed report on the state of corporate business, in accordance with Articles 46 and 47, Law 222 of 1995, or the provisions that replace or amend them.

11)	Together with the President of the Company, present to the General Shareholders Assembly the financial statements for each fiscal year (for approval), accompanied by the documents established in Article 446 of the Commercial Code, or in the provisions that govern or amend this.

12)	Comply with the provisions of Article 447 of the Commercial Code, or the provisions that govern or amend this.

13)	Serve as an advisory body for all matters that the President of the Company requires.

14)	Approve the Corporate Governance Code that is submitted to it by the President of the Company, and any subsequent and proposed amendments or adjustments to it.

15)	Grant permits or licenses to the President of the Company, and appoint a person in charge in the event that the President's alternates are absent.

16)	Adopt specific measures regarding the governance of the Company, its conduct and its information, in order to ensure respect for the rights of those who invest in its shares or any other securities that it issues, in accordance with the parameters set by market regulation bodies, while also ensuring the proper management of its affairs and public knowledge of its work.

17)	Together with the President of the Company, submit a report to the General Shareholders Assembly describing the matters set forth in section 16 above.

18)	Verify the effectiveness and transparency of the Company's accounting systems and submit regular reports to shareholders on the financial and governance position of the Company.

19)	Ensure that Ecopetrol's economic relations with its shareholders (including the majority shareholder and its subsidiaries companies) fall within the limits and conditions established by law and regulations on the prevention, management and settlement of conflicts of interest established in these Bylaws and, in any case, under market conditions.

20)	Establish the mechanisms necessary to ensure that when an Ecopetrol employee discloses (either to the Audit and Risks Committee of the Board of Directors or to their immediate superiors) information of which they have knowledge regarding a potential conflict of interest within the Company or irregularities regarding accounting or financial information, they will not suffer discrimination or negative consequences, and in general, will be protected from any retaliation resulting from this.

21)	Request the President of the Company to hire the external advisors chosen by the Board of Directors, when deemed necessary in order to perform their duties, or as additional support for the Committees of the Board of Directors, in accordance with the terms and conditions established in the Internal Regulations of the Board of Directors.

22)	Comply with the duties assigned to it by law in terms of the prevention and control of money laundering and terrorist financing laws that are valid and applicable, at a national and international level.

23)	Regulate and implement the issuance and placement of shares and bonds convertible into shares. Likewise, authorize and implement the issuance and placement of non-convertible bonds in shares, as well as other debt securities that allow the financing of the Company. In any case, the Board of Directors may entrust the President of the Company with the approval of the subscription regulations, the prospectus of issuance and all other documents related to the issue and placement of securities.

24)	Authorize the execution of loans and financing operations that have a term greater than one (1) year, from entities that are legally authorized for such purpose, as well as the granting of the guarantees that may be applicable.

25)	Appoint and remove the legal representatives of the Company and their respective alternates.

26)	Approve the granting of guarantees to third parties within the course of the Company's business and within the framework of its corporate purpose, in accordance with the provisions of these Bylaws.

27)	Ensure the effectiveness of the internal control and risk management systems.

28)	The Board of Directors of the Company, in its capacity as the strategic guiding body, will have the following duties:

a)	Approve the strategy and business plan for Ecopetrol group.

b)	Approve the budget and investment plan for Ecopetrol group and issue the rules for their elaboration and execution.

c)	Approve the consolidated objectives and targets Ecopetrol group.

d)	Issue compensation guidelines for Ecopetrol and its subsidiaries companies.

e)	Approve the consolidated financial statements.

f)	Approve the new business of Ecopetrol group.

29)	All others assigned by Law and these By-Laws.

PARAGRAPH ONE: The Board of Directors may order the President to perform some of the functions assigned to it, except for those that by law expressly must be exercised by the Board of Directors.

PARAGRAPH TWO: The Board of Directors establish commissions for special work or studies within the Board itself.

ARTICLE TWENTY-FOUR. COMMITTEES OF THE BOARD OF DIRECTORS.- The Board of Directors may have institutional committees in accordance with the law, or those established by the Board itself, composed of members of the Board of Directors, appointed by the Board itself. At least one (1) member of each Committee shall be independent. The foregoing is without prejudice to the minimum number of independent members that the Audit and Risks Committee must comprise by law.

For its operation, in addition to the provisions of current regulations that are applicable, the Committees will have Internal Regulations that establish their objectives, duties and responsibilities.

CHAPTER VII:

GENERAL REGULATIONS FOR THE SHAREHOLDERS MEETING AND THE BOARD OF DIRECTORS

ARTICLE TWENTY-FIVE. MINUTES FOR PERSONAL ATTENDANCE MEETINGS.- The minutes must comply with the provisions of Articles 189 and 431 of the Commercial Code, as applicable, and with the regulations or circulars that govern, amend or replace these. The minutes will be registered when said formality is necessary by legal mandate.

ARTICLE TWENTY-SIX. MEETINGS OF THE GENERAL SHAREHOLDERS ASSEMBLY AND THE BOARD OF DIRECTORS WITH NO PERSONAL ATTENDANCE.- In addition to the face-to-face meetings that are regulated in other sections of these Bylaws, the General Shareholders Assembly and the Board of Directors may meet with no personal attendance required when the provisions of article 19 of Law 222 of 1995 are complied with or the rules that replace or modify it.

Thus, there will be a meeting of the General Shareholders Assembly and of the Board of Directors when, by any means, all the shareholders or directors can discuss and decide through simultaneous or successive communication. In the latter case, the successive communication must occur immediately, as per the means employed.

Therefore, there will be General Shareholders Assembly or Board of Directors when through any mean all the shareholders or members can deliberate and decide through simultaneous or consecutive communication. In the latter case, the communications must be immediately received according to the method used.

ARTICLE TWENTY-SEVEN. DECISION-MAKING MECHANISM.- In accordance with the provisions of Article 20, Law 222 of 1995, or the rules that replace or amend it, the decisions of the General Shareholders Assembly or the Board of Directors shall be valid when all shareholders or directors express their voting decision in writing. In this event, the respective majority will be calculated based on the total shares in circulation or the members of the Board of Directors, as the case may be. If the shareholders or members have expressed their vote in separate documents, these must be received within a maximum period of one month, counted from the first communication received. The legal representative will inform the General Shareholders Assembly or the Board of Directors (as applicable) regarding the outcome of the decision, within five (5) business days following the receipt of the documents in which the vote is expressed.

ARTICLE TWENTY-EIGHT. MINUTES.- With regard to meetings where there is no personal attendance, or when there are decisions made through the mechanism established in the previous section, the corresponding minutes shall be prepared and recorded in the respective book within thirty (30) days following the date on which the decision was made. The Legal Representative and the Secretary of the Company, will sign the minutes. In the absence of the latter, any of the shareholders or members of the Board of Directors (as applicable) will sign the minutes for meetings in which there is no personal attendance.

With regard to meetings where there is no personal attendance, decisions will be void and null when adopted without the participation of a shareholder or member of the Board of Directors in the simultaneous or consecutive communications. Regarding decision-making through a written vote mechanism, the decisions adopted when the shareholders or members of the Board do not express the meaning of their vote or exceed the term mentioned in the previous article for the mailing of the vote by the end of one month, the decisions made will be ineffective.

ARTICLE TWENTY-NINE. CONFLICT OF AUTHORITY.- Any doubt or conflict regarding the duties or authority of the Board of Directors and the President will always be settled in favor of the Board of Directors. Conflicts between the duties of the Board of Directors and the General Shareholders Assembly will be settled in favor of the General Shareholders Assembly.

CHAPTER VIII:

THE PRESIDENT

ARTICLE THIRTY. PRESIDENT.- The management and General Legal Representation of Ecopetrol will be the responsibility of the President, who will be appointed by the Board of Directors.

The President shall be appointed for a two (2) year-term counted from its election, but may be re-elected for the same term more than once or removed freely from the position before expiration of the term. In cases where the Board does not appoint the President at the corresponding time, the previous President will continue to hold office until a new appointment is made. The election of the President will be carried out in accordance with criteria of suitability, knowledge, experience and leadership.

The Board of Directors must approve any change regarding the manner in which the President’s work shall be evaluated, and such change must be approved by of a simple majority. Once the respective amendment comes into effect, the Board of Directors' Secretary will communicate this to all managers and the new system will be disclosed to all interested citizens through the Shareholder and Investor Service Office and through Ecopetrol's website www.ecopetrol.com.co, or whichever site takes its place.

PARAGRAPH: The evaluation of senior executives will be performed in accordance with the objectives defined by the Board of Directors. The Board of Directors must approve any change to the evaluation scheme described herein.

ARTICLE THIRTY-ONE. DUTIES OF THE PRESIDENT.-The President’s will have the following duties:

1)	Execute the strategy and business plan approved by the Board of Directors.

2)	Direct, coordinate, monitor, control and evaluate the execution and fulfillment of the objectives, duties, policies, plans, programs and projects inherent to the corporate purpose of Ecopetrol.

3)	Adopt the decisions and determine the appropriate acts in order to fulfill the Company's corporate purpose and duties, within the limits set out by law and in the bylaws.

4)	Implement the compensation policy, and present the Board of Directors with initiatives aimed at amending, supplementing or adjusting said policies.

5)	Execute and enforce all acts, operations, and authorizations comprised within the corporate purpose.

6)	Together with the Board of Directors, present to the General Shareholders Assembly the financial statements for each fiscal year (for approval), accompanied by the documents established in Article 446 of the Commercial Code, or in the provisions that replace, govern or amend this, as well as an additional certification signed by them and by the Vice President of Finance, if applicable, in which they state that they assume responsibility for the integrity and accuracy of the Company's financial statements. Similarly, they will submit, under the terms of Article 29, Law 222 of 1995, a special report that expresses the intensity of the economic relations existing between the parent company and its subordinate companies or subsidiaries.

7)	Make available to the shareholders (at least fifteen (15) business days prior to the date on which the ordinary meeting of the General Shareholders Assembly takes place) the documents listed in Article 446 of the Commercial Code or in the rules that replace, govern or amend it. This will be in accordance with the provisions of Article 447 of the Commercial Code, or the legal provisions that replace, govern or amend it.

8)	Submit the following documents to the Board of Directors:

a)	The budget and investment plan for the Company and its subsidiaries companies.

b)	Amendments to the budget and investment plan, in accordance with the provisions set out by the rules for its preparation, issued by the Board of Directors.

c)	A quarterly analysis of budget execution, supplemented by the corresponding test balances and the approximate calculation of profit and loss, as well as information on costs and prices for products in domestic and foreign markets.

d)	Annually, the financial reports, the financial statements, a report on the progress of the Company, the status of new works or expansion, the results for the exploration, drilling and operations carried out by the Company and its contractors, the initiatives, work plans, and all instructions and suggestions aimed at the improvement and rationalization of the Company's industrial and administrative systems.

e)	All other information requested by the Board of Directors for the fulfillment of the duties assigned to it.

9)	Execute the budget in accordance with the rules for its execution, issued by the Board of Directors.

10)	Comply with and enforce the decisions of the Board of Directors.

11)	Design and execute the development plans, the annual action plans, and the investment, maintenance and expense programs.

12)	Exercise the commercial and legal representation of Ecopetrol, without prejudice to the powers and rights conferred to the Legal Representatives for Judicial and Extrajudicial Affairs and the Legal Representative for the Provision of Goods and Services.

13)	Direct Ecopetrol's employment relations and appoint, remove and hire the Company's personnel in accordance with legal, regulatory and bylaw norms, and in compliance with the provisions of Section 6), Article 23 of these Bylaws. With the President order, these duties may be developed by Ecopetrol employees in accordance with the law.

14)	Make proposals to the Board of Directors on the appointment or removal of employees from the first level dependencies and, if necessary, remove any of these employees and appoint a temporary replacement (this situation must be reported to the Board of Directors).

15)	Represent the shares, participations or interests that Ecopetrol has in companies, partnerships, foundations, or any other type of association.

16)	Present before the General Shareholders Assembly, during the ordinary meetings, the financial statements, the accounts, and the profit distribution project and a report that includes the duties and functions of the Board of Directors, and its internal Committees. Additionally, and in the terms of article 29 of Law 222 of 1995, a special report indicating the type of economic relations existing between the parent company and its subsidiaries or subsidiaries with the respective controlled companies.

17)	Summon the Board of Directors and the General Shareholders Assembly to ordinary and extraordinary meetings.

18)	Present the Board of Directors with and ensure ongoing fulfillment of the specific measures regarding the governance of the Company, its conduct and its information, in order to ensure respect for the rights of those who invest in its shares or in any other securities it issues, while also ensuring proper management of its affairs and public knowledge of its work.

19)	Treat all shareholders fairly.

20)	Provide the market with timely, complete and accurate information about the Company's financial statements and its business and administrative conduct, without prejudice to the provisions of Articles 23 and 48, Law 222 of 1995, or the rules that replace or amend these.

21)	Compile in a Corporate Code of Good Governance (that will be presented to the Board of Directors and whose approval is the responsibility of the Board of Directors) to compile all the rules and systems required by law, and always keep this code available at the facilities so that it can be read.

22)	Avoid and reveal disclose potential conflicts of interest between them and the Company, or with shareholders, suppliers or contractors, reporting their existence to the members of the Board of Directors and, if applicable, to the General Shareholders Assembly, though refraining from deliberating or issuing their opinion on the contentious issue, according with the law and the procedure established within the Company.

23)	Submit a semi-annual report to the Board of Directors regarding the operations, agreements or contracts entered into by the Company with its subsidiaries companies within said period, and the conditions thereof, which in any case must be conducted under market conditions. These relationships will be disclosed in the notes to the Company's financial statements, as well as in the report referred to in Article 29, Law 222 of 1995. Subsidiaries companies will be construed as companies that are consistent with the provisions of Articles 260 and 261 of the Commercial Code or those that amend, replace or add to these.

24)	Establish and maintain the Company's Internal Control System.

25)	Fulfill the duties that, in matters regarding the prevention and control of money laundering and terrorist financing, are assigned to them by law, especially those issued by the Financial Superintendence of Colombia.

26)	Appoint the employees of the Company in the Boards of directors of the Companies in which Ecopetrol has a participation as a shareholder in Colombia or abroad.

27)	Perform all other duties established by Law.

PARAGRAPH: The President will organize the government of the Company for which, without the authorization of another body, will be able to assign other workers of the Company to carry out some of their functions, except those that by legal mandate, must be exercised directly by the President.

When for the development of the assigned faculties, the worker requires legal capacity in order to carry out agreements that are binding to the Company, the assignment of the President must be accompanied by the respective act of representation, which may be revoked at any time.

ARTICLE THIRTY-TWO. LEGAL REPRESENTATION OF THE COMPANY.- The President is the general legal representative of the Company, who will have the commercial and legal representation of Ecopetrol for all purposes and will have two (2) personal alternates. The alternates of the President will be appointed by the Board of Directors, for two-year periods and may be freely re-elected or removed at any time. When the Board of Directors does not appoint the alternates when needed, the previous ones will continue in their position until new appointments are made.

However, for more efficiency in the ordinary course of business, the Company will have, additionally, a Legal Representative for Judicial Affairs, and a Legal Representative for Purposes of the Supply of Goods and Services.

LEGAL REPRESENTATIVE FOR JUDICIAL AND OUT-OF-COURT AFFAIRS.- The Company will have one (1) legal representative for Judicial and Out-of-Court Affairs, who will have one (1) personal alternate who will replace it during its temporary, absolute or accidental absences, and such alternate will have identical powers.

The legal representative for Judicial and Out-of-Court Affairs will represent the Company in the following matters: a) Receive all kinds of notifications regarding actions and administrative investigations and lawsuits filed or initiated against the Company in any kind of judicial, out-of-court, administrative or police action or proceedings. b) Represent the Company in all kind of judicial, administrative, police, arbitration or out-of-court proceedings, in which the Company is a party. For this purpose, the Legal Representative for Judicial and Out-of-Court Affairs or its alternate will be fully authorized to receive, withdraw, settle and conciliate on behalf of the Company. c) Respond on behalf of the Company, all kinds of judicial and out-of-court questions that may be directed to the Company. d) Represent the Company in all kinds of administrative actions initiated by or against it, before any administrative, police or judicial authority. e) Initiating and carrying out, on behalf of the Company, all kinds of requests, petitions or procedures before any administrative, police or judicial authority, including the power to file any appeal on behalf of the Company. f) Granting, on behalf of the Company, powers of attorney to the lawyers who will exercise representation and legal status in all kinds of judicial, police or administrative proceedings in which the Company is a party. For this purpose, the Representative or their alternate may confer powers of attorney to receive, withdraw, settle and conciliate on behalf of the Company. They may revoke the granted powers of attorney at any time.

The legal representative for Judicial and Out-of-Court Affairs and its alternate will be appointed by the Board of Directors for periods of two (2) years and may be re-elected indefinitely or freely removed at any time. The Legal Representative for Judicial and Out-of-Court Affairs and its alternate will continue in their positions until such time that the Board of Directors appoints another person in their place.

LEGAL REPRESENTATIVE FOR PURPOSES OF THE SUPPLY OF GOODS AND SERVICES.- The Company will have one Legal Representative for Purposes of the Supply of Goods and Services, who will have one (1) personal alternate who will replace it during their temporary, absolute or accidental absences, and such alternate shall have identical powers.

The Legal Representative for Purposes of the Supply of Goods and Services and its alternate will be appointed by the Board of Directors for periods of two (2) years and may be re-elected indefinitely or freely removed at any time. During their temporary, absolute or accidental absences, an alternate with identical power will replace them. The Legal Representative for Purposes of the Supply of Goods and Services and their alternate will continue in their positions until such time that the Board of Directors appoints another person in their place.

CHAPTER IX: STATUTORY AUDITOR

ARTICLE THIRTY-THREE. STATUTORY AUDITOR.- The Company will have a Statutory Auditor along with their respective alternate, who will replace them during their absolute, temporary or accidental absences, both of whom shall be elected by the General Shareholders Assembly.

In terms of electing the people who are going to occupy the position of Statutory Auditor or their alternate, the Company may only elect individuals or legal entities duly registered in the Register for the Central Board of Accountants and who meet the requirements established in Law 43 of 1990 or in the standards that govern, amend or replace it, or whichever standards are applicable.

The election of the Statutory Auditor will be carried out based on an objective and transparent pre-selection carried out by the Audit and Risks Committee of the Board of Directors.

The Audit Committee of the Board of Directors will do the election of the External Auditor through an objective and transparent pre selection of candidates.

The Audit and Risks Committee of the Board of Directors will evaluate the candidates and present a recommendation to the General Shareholders Assembly, during which an order of eligibility will be established, based on criteria of experience, service, costs and knowledge of the sector.

The shareholders may propose additional candidates for Statutory Auditor to the Audit and Risks Committee, provided that their profiles comply with the provisions of the law and these Bylaws. They may also express any dissatisfaction with the current Statutory Auditor to the Shareholder and Investor Service Office, being the Audit and Risks Committee the one who will evaluate the case, so that it can be brought to the General Shareholders Assembly, which will make the decision on the matter.

PARAGRAPH ONE: In the event that the Statutory Auditor is a legal entity, it must appoint a public accountant to carry out the duties of statutory auditor so that the role can be performed personally, under the terms of Article 215 of the Commercial Code or the rules that replace or amend it. In the event that the person appointed is absent, the alternates will act in their place

PARAGRAPH TWO: The Statutory Auditor will receive the payment indicated by the General Shareholders Assembly, in accordance with criteria such as suitability, professional experience in auditing similar companies, and market guidelines.

PARAGRAPH THREE: In accordance with the provisions of Article 206 of the Commerce Code, or the rules that replace or amend it, the Statutory Auditor's term will be equal to that of the Board of Directors, but in any case, they may be removed at any time by the General Shareholders Assembly through a vote representing half plus one of the shares present at the relevant meeting.

ARTICLE THIRTY-FOUR. DUTIES OF THE STATUTORY AUDITOR.- Without prejudice to the duties indicated by laws and regulations, the responsibilities of the Statutory Auditor are as follows:

1)	Ensure that the transactions that are concluded or carried out on behalf of the Company comply with the requirements of these Bylaws, the decisions of the General Shareholders Assembly and the Board of Directors.

2)	Examine all transactions, inventories, minutes, books, correspondence, account vouchers and business relating to the Company.

3)	Verify the cash count on the occasions that the Statutory Auditor deems appropriate.

4)	Verify of all the Company's securities, as well as the others that it has in safekeeping.

5)	Inspect the assets of the Company and ensure that measures are taken for the conservation and security thereof.

6)	Report (expressly and in writing) the irregularities noted in the Company's minutes of the Shareholders Assembly, the Audit and Risks Committee, the Board of Directors or the President, as appropriate.

7)	Authorize the Company's financial statements by means of their signature.

8)	Summon the General Shareholders Assembly to special meetings, in accordance with the provisions of Article 17 of these Bylaws.

9)	Comply with the provisions of Article 447 of the Commerce Code or the legal provisions that govern or amend it.

10)	Cooperate with the competent authority for the inspection and monitoring of the Company, and provide it with any reports that may be required or requested.

11)	Act in the deliberations of the General Shareholders Assembly and those of the Board of Directors, when summoned to them, with the right to speak but not to vote.

12)	Fulfill all other duties indicated by law and these Bylaws, as well as those that are entrusted to them by the Audit and Risks Committee and the General Shareholders Assembly (provided such duties are compatible with the law and Bylaws).

13)	Ensure that management complies with the specific duties established by the monitoring bodies, especially those related to the duties of information and the Corporate Governance Code.

14)	Report relevant findings to the Company's bodies, to the authorities and to the market, as appropriate.

15)	Be aware of the complaints filed for breach of the rights of shareholders and investors, as well as the results of these investigations, which will be conveyed to the Board of Directors and made known to the General Shareholders Assembly.

16)	Ensure that the Company's accounts and the minutes for sessions of the General Shareholders Assembly and the Board of Directors are kept regularly, and that the Company's correspondence and account vouchers are duly kept, issuing the necessary instructions for such purposes.

17)	All others indicated in Article 207 of the Commerce Code or other legal provisions

PARAGRAPH ONE: The Statutory Auditor will not have the authority to intervene in Ecopetrol's administrative activities. They may only perform the administrative duties inherent to the role of Statutory Auditor.

PARAGRAPH TWO: In order to communicate the material findings, the Statutory Auditor must:

1)	Report any irregularities that occur in Ecopetrol's operation and in the implementation of its business, in writing and in a timely manner, to the Board of Directors, the General Shareholders Assembly, the Audit and Risks Committee or the President, as appropriate in accordance with the competence of the body and the magnitude of the finding in the judgment of the Statutory Auditor.

2)	Summon extraordinary meetings of the General Shareholders Assembly when necessary.

3)	Inform the legal representative of securities holders, when deemed necessary, in the event there are debt securities.

PARAGRAPH THREE: On a permanent basis, management will use Ecopetrol's website www.ecopetrol.com.co or whichever site takes its place (available to the market and shareholders) to publish the latest report from the Statutory Auditor, together with its annexes and the details of the findings and qualifications presented.

ARTICLE THIRTY-FIVE. DISQUALIFICATIONS FOR THE POSITION OF STATUTORY AUDITOR.- In addition to the disqualifications and incompatibilities established in law, Ecopetrol's Statutory Auditor may not be anyone who has received income from the Company and/or its subsidiaries, where such income represents twenty-five percent (25%) or more of their latest annual income from the immediately preceding year, or persons who perform or exercise (in the Company and/or its subsidiaries companies, directly or through third parties) services other than those of Statutory Auditor, thereby compromising their independence for exercising the position. The Statutory Auditor will be appointed for periods of two (2) years and may be reelected consecutively for two (2) periods, and it may once again be hired after one (1) period away from the position.

CHAPTER X:

FINANCIAL STATEMENTS, PROFIT DISTRIBUTION, AND RESERVE FUNDS

ARTICLE THIRTY-SIX: FINANCIAL STATEMENTS.- On the thirty-first (31st) of December of each year the accounts will be closed and the financial statements of the Company will be produced.

ARTICLE THIRTY-SEVEN: FUTURE EXPENSES.- In order to calculate the income statement, funds must be appropriated in advance to cover future-but-certain expenses, such as company benefits, depreciation, amortization, and taxes, among others.

ARTICLE THIRTY- EIGHT. PROFITS.- Of the net profits calculated in accordance with Article 39 of these Bylaws, ten percent (10%) will be taken for the statutory reserve, until it is equal to half of the subscribed capital. When this limit is reached, the Company will not be obliged to continue carrying this ten percent (10%) to this account, unless the General Shareholders Assembly so provides. However, if it decreases, the same ten percent (10%) of the profits will be appropriated until the reserve once again reaches the limit of fifty percent (50%) of the subscribed capital.

ARTICLE THIRTY-NINE. DIVIDENDS.- For purposes of the distribution of profits as provided in Articles 155 and 454 of the Commercial Code or the rules that replace or amend them, net profits shall be considered as those resulting from the application of the following procedure:

1)	The profits made by the Company are based on the real and reliable Financial Statements for each year, and from this value only the items corresponding to the following are subtracted: (i) Financing the losses from previous years that affect the capital, i.e. when as a consequence thereof the net equity is reduced below the subscribed capital (if any); (ii) The statutory reserve and bylaw-related reserves (if any), and (iii) Appropriations for the payment of income and ancillary taxes.

2)	Using the balance thus determined, the percentages to be distributed shall be applied in accordance with the provisions of the Law. This value shall be the minimum amount to be distributed as a dividend in each period.

3)	The amounts resulting after having distributed the minimum dividends will be available so that the General Shareholders Assembly can establish incidental reserves or so that they can be distributed as dividends in addition to the minimum dividends established in number 2) above.

ARTICLE FOURTY. LOSSES.- Losses, if any, will be cancelled using the reserves allocated for that purpose and, failing that, using the legal reserve. Reserves whose purpose is to absorb certain losses cannot be used to cover other losses, unless the General Shareholders Assembly so decides. If the statutory reserve is insufficient to cancel the losses, the company’s profits for the following years will be applied to this end, until the loss is extinguished, and during such time it shall not be possible to allocate the profits differently. The meeting may adopt or order measures leading to the restoration of net equity when losses arise that have placed such equity below fifty percent (50%) of the subscribed capital of the Company, e.g. measures such as the sale of valued company assets, the reduction of subscribed capital (carried out in accordance with the law), or the issuance of new shares. Any of these measures must be taken within eighteen (18) months following the determination of the loss. Failing this, the Company must be dissolved.

CHAPTER XI:

DISSOLUTION AND LIQUIDATION

ARTICLE FORTY-ONE. DISSOLUTION.- The Company will only be dissolved due to the causes provided in Article 457 of the Commercial Code or the rules that replace or amend them.

ARTICLE FORTY-TWO. LIQUIDATION.- If the Company is dissolved, its liquidation will commence immediately. To this end, it should be taken into account that:

1)	Excluding the event of an express legal exception, any act that deviates from this purpose will result in the unlimited, joint and several liability of the Liquidator or Liquidators and the Statutory Auditor who failed to intervene.

2)	The following words must be added to the company name: UNDER LIQUIDATION. If this requirement is ignored, the Liquidator or Liquidators and the Statutory Auditor who failed to intervene shall be liable in an unlimited, joint and several manner for the damage and losses that may occur.

PARAGRAPH: In the event of liquidation, in-kind contributions will be returned to the person who provided them, in the corresponding proportion, once Article 240 of the Commercial Code and the other applicable legal provisions in such case have been applied.

ARTICLE FORTY-THREE. LIQUIDATOR.- The liquidation of the Company shall be performed by the person appointed by the General Shareholders Assembly and in accordance with Article 228 of the Commercial Code, or the provisions that supplement, govern or amend it. The Liquidator will execute any action under its exclusive liability.

ARTICLE FORTY-FOUR. POWERS OF THE LIQUIDATOR.- The President, in their capacity as liquidator, or the liquidators appointed by the General Shareholders Assembly, have the obligations and powers conferred to them by Articles 232, 233 and 238 of the Commercial Code.

ARTICLE FORTY-FIVE. POWERS OF THE GENERAL SHAREHOLDERS ASSEMBLY.- During the liquidation, the powers of the General Shareholders Assembly will remain as they were during the existence of the Company, with the only limitations being those that the liquidation status imposes.

CHAPTER XII:

FINAL REGULATIONS

ARTICLE FORTY-SIX. TRANSPARENCY.- Ecopetrol group, its managers, employees and beneficiaries have expressly adopted a zero-tolerance policy against fraud, bribery, corruption, any violations to the Foreign Corrupt Practices Act (“FCPA”), money laundering and terrorist financing. Furthermore, they manifestly reject any behavior that may constitute a breach of the Colombian Constitution, local or foreign law, as applicable. Likewise, they reject all conducts infringing or not acknowledging the content of the Code of Ethics and the internal regulation. Based on this, the Company undertakes to:

1)	Refrain from participating in events considered compliance risks (fraud, bribery, violations to FCPA, money laundering and terrorist financing).

2)	Promote, maintain and strengthen the Compliance Program, the Internal Control System and an ethics and transparency culture in the Company to prevent and mitigate the materialization of compliance risks.

3)	Have in place tools to identify the risks of the Company and that include means of control to mitigate such risks.

4)	Reject and penalize behaviors involving the materialization of any of the risks set forth in this article.

5)	Zero-tolerance of acts of favoritism or nepotism in selection processes.

6)	Have in place adequate and confidential channels to receive and manage complaints, dilemmas and enquiries submitted by employees and people interested in the transparency of the Company.

7)	Cooperate with national and foreign authorities in carrying out any inquiry and/or investigation involving Ecopetrol Group, its employees, contractors, suppliers, partners or allies.

8)	Have within its organizational structure, an independent unit that ensures the adoption and management of the Compliance Program, the Internal Control System, and fosters its enforcement and articulation in Ecopetrol and the companies of Ecopetrol Group. This unit will have functional reporting to the Audit and Risks Committee of the Board of Directors.

ARTICLE FORTY-SEVEN. DUTIES AND RESPONSIBILITIES OF MANAGERS.- The duties and responsibilities of Ecopetrol will be those included in managers shall relate to those established in Article 23 of, Law 222 of 1995 and Article 200 of the Commerce Code, and in the legal provisions that govern, amend or replace these, or that are applicable.

ARTICLE FORTY-EIGHT. INCOMPATIBILITIES AND INHABILITES.-

1)	The members of the Board of Directors and the employees of Ecopetrol will be subject to the inabilities and incompatibilities set out in the Political Constitution, the law, and the provisions contained in these Bylaws on such issues and on conflicts of interest, as well as the rules that govern, amend or replace these.

2)	No member of the Board of Directors or employee of the Company may reveal disclose to third parties (to third parties) the Company's operations, plans or initiatives, or communicate any technical procedure or the results for the explorations exploration or activities of conducted by Ecopetrol, except with such unless there is an instruction or order in this regard from a competent state authority.

3)	The members of the Board of Directors and employees at Ecopetrol's managerial, adviser or executive levels:

a)	May not, during the performance of their duties or within the year following their retirement, provide their professional services to the Company, or enter into any contract with the Company (on their own behalf or through a third party), or manage their own or others' business with the Company, except when actions against them are initiated by the entity they serve or have served.

b)	May not get involved, for any reason whatsoever or at any time, in business that they have been aware of or undertaken during the performance of their duties.

PARAGRAPH ONE: The foregoing does not prevent the members of the Board of Directors or employees at any level from acquiring the goods or services that the Company supplies to the public under conditions common to all those who request them.

PARAGRAPH TWO: Employees from the managerial, advisor or executive levels may be members of the boards of directors of the companies in which Ecopetrol has a shareholding, without it being understood as a conflict of interest such duty with the exercise of the management of the Company.

ARTICLE FORTY-NINE. CONFLICTS OF INTEREST.- Among others, a conflict of interest shall be deemed to exist when:

a)	There are opposing interests between a Manager or any employee of the Company and the interests of Ecopetrol, which may lead them to making decisions or acting for their own benefit or the benefit of third parties and to the detriment of the interests of the Company, or

b)	When there is any circumstance that may diminish independence, fairness or objectivity in the actions of a Manager or any employee of Ecopetrol, and this may be detrimental to the interests of the Company.

For these purposes, Managers shall be construed as the persons defined as such in Article 22, Law 222 of 1995 or any rule that adds to, amends or replaces it.

PARAGRAPH TWO: DISCLOSURE OF CONFLICTS IN THE COMPANY.- The President members of the Board of Directors and all of Ecopetrol employees must disclose any conflict between their personal interests and the interests of Ecopetrol when dealing with its main shareholder and its subsidiaries companies, customers, suppliers, contractors and any person who conducts or intends to conduct business with the Company or with companies in which it has a shareholding or interests (direct or indirect).

PARAGRAPH THREE: MANAGEMENT OF CONFLICTS OF INTEREST.- In order to resolve situations involving conflicts of interest, the following procedure will be followed:

a)	In the event that the conflict of interest involves an employee of the Company, other than Managers at the Company they must inform their line manager in writing so that the latter may decide on the matter, and if they deem that the conflict of interest exists, such line manager will appoint someone to replace the person involved in the conflict of interest.

b)	In the event that the conflict of interest involves a Manager at Ecopetrol, matters shall proceed as provided in Section 7, Article 23, Law 222 of 1995 or the rules that may add to, amend or replace it.

ARTICLE FIFTY. ECOPETROL S.A. APPLICABLE LAW.- The legal system applicable to the Company will be that indicated in law, which, for the legal acts, agreements and actions necessary to manage and implement the corporate purpose, is exclusively Private Law.

ARTICLE FIFTY-ONE.- Ecopetrol, its managers and employees undertake the obligation to comply with the corporate governance practices, which have been voluntarily adopted by the Company

ARTICLE FIFTY-TWO. SUPPLEMENTARY RULES.- In matters not provided for in these Bylaws, the relevant legal provisions shall apply.